                                                                       Exhibit 2

James J. Kim and Agnes C. Kim are the parents of Susan Y. Kim,  David D. Kim and
John T. Kim and Susan Y. Kim is the parent of Alexandra  Panichello,  Jacqueline
Panichello  and Dylan  Panichello.  John T. Kim is the parent of Allyson Kim and
Jason  Lee Kim.  All the  directors  and  officers  of The  James  and Agnes Kim
Foundation,  Inc. (the "Kim  Foundation")  are members of the family of James J.
Kim. The Kim  Foundation  might be expected to vote those shares of common stock of the issuer it owns in concert with the James J. Kim Family.  The  co-trustees may vote the  shares of common  stock of the issuer  held by the  Trust,  in the discretion of the co-trustees, in concert with James J. Kim's family. The shares of common stock that would be received upon conversion of the 6 1/4% Convertible
Subordinated Notes are subject to a voting agreement which limits, under certain circumstances, voting of such shares in concert with the James J. Kim family.